Exhibit 99.2


                       AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT, effective as of February 28, 2002, to the Rights Agreement (the "Rights Agreement"), dated as of January 14, 1997, between Hoenig Group Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement.

         NOW THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

         1. Section 1(a) is amended by adding the following at the end of said Section:

         ; provided, however, that none of Investment Technology Group, Inc., a Delaware corporation ("ITG"), and Indigo Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ITG ("Merger Subsidiary") and their Affiliates and Associates shall be deemed to be an Acquiring Person by virtue of (x) the execution of the Agreement and Plan of Merger, dated as of February 28, 2002 (the "Merger Agreement," which term shall include any amendments thereto) by and among the Company, ITG and Merger Subsidiary or the Voting Agreement (as defined therein), or (y) the consummation of any of the transactions contemplated by the Merger Agreement or the Voting Agreement, including, without limitation, the completion of the Merger (as defined therein), or the voting of, or proxy granted with respect to, shares of Common Stock pursuant to the Voting Agreement.

         2. Section 1(aa) is amended by adding the following at the end of said Section:

         Notwithstanding anything to the contrary contained in this Agreement, the Merger shall not constitute a Section 13 Event.

         3. Section 1(hh) is amended by adding the following at the end of said Section:

         Notwithstanding anything to the contrary contained in this Agreement, the Merger shall not constitute a Triggering Event.

         4. Section 23 is amended by adding the following at the end of said Section as a new paragraph (c):

                  (c) Notwithstanding any other provision of the Agreement, upon consummation of the Merger pursuant to, and in accordance with, the terms of the Merger Agreement, all Rights shall expire.

         5. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

         6. The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 28th day of February, 2002.


                                         HOENIG GROUP INC.


                                         By:  /s/ Fredric J. Sapirstein
                                              __________________________
                                         Name:  Fredric J. Sapirstein
                                         Title: Chief Executive Officer


                                         CONTINENTAL STOCK TRANSFER
                                            & TRUST CO., as Rights Agent


                                         By:  /s/ William F. Seegraber
                                              __________________________
                                         Name:  William F. Seegraber
                                         Title: Vice President